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                                                                  EXHIBIT 4.7


                        AMERICAN SHARED HOSPITAL SERVICES

                          COMMON STOCK PURCHASE WARRANT


                                  MAY 17, 1995


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                                TABLE OF CONTENTS

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
1.            DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.            EXERCISE OF WARRANT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.1       Manner of Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.2       Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              2.3       Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              2.4       Continued Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

3.            TRANSFER, DIVISION AND COMBINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              3.1       Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              3.2       Division and Combination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              3.3       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              3.4       Maintenance of Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.            ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              4.1       Stock Dividends, Subdivisions, Combinations
                        and Reclassification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              4.2       Other Provisions Applicable to Adjustments
                        under this Section  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

5.            NOTICES TO WARRANT HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              5.1       Notice of Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              5.2       Notice of Certain Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

6.            NO IMPAIRMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

7.            RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY  . .   9

8.            TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

9.            RESTRICTIONS ON TRANSFERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              9.1       Restrictive Legend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              9.2       Notice of Proposed Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              9.3       Termination of Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

10.           SUPPLYING INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

11.           LOSS OR MUTILATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

12.           OFFICE OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

13.           FINANCIAL AND BUSINESS INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              13.1      Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
              13.2      Annual Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
              13.3      Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14


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

[14.            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

15.           LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

16.           MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
              16.1      Nonwaiver and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
              16.2      Notice Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
              16.3      Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.4      Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.5      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.6      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.7      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.8      Governing Law; Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
              16.9      MUTUAL WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17



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         THIS COMMON STOCK PURCHASE WARRANT AND THE SECURITIES FOR WHICH IT CAN
BE EXERCISED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR STATE LAW, THE RULES AND REGULATIONS THEREUNDER OR THE TRANSFER RESTRICTIONS OF THIS WARRANT.

                        AMERICAN SHARED HOSPITAL SERVICES

                          COMMON STOCK PURCHASE WARRANT

                      127,147 Shares, Subject to Adjustment

                                  May 17, 1995

         THIS IS TO CERTIFY THAT GENERAL ELECTRIC COMPANY, a New York corporation acting through GE Medical Systems, or registered assigns, is entitled, at any one time on and after the Exercise Date and on or prior to the Expiration Date (as hereinafter defined), to purchase from AMERICAN SHARED HOSPITAL SERVICES, a California corporation (the "Company"), 127,147 shares of Common Stock (as hereinafter defined and subject to adjustment as provided herein), of the Company at a purchase price of $0.01 per share (subject to adjustment as provided herein), all on the terms and conditions and pursuant to the provisions hereinafter set forth.

1.       DEFINITIONS

         As used in this Warrant, the following terms have the respective meanings set forth below.

         "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company following the date of this Warrant.

         "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the States of New York or California.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

         "Common Stock" shall mean (except where the context otherwise indicates) the Common Stock of the Company, and any capital stock into which such Common Stock may thereafter be changed, and shall also include capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption.

         "Convertible Securities" shall mean evidences of indebtedness, options, warrants or other rights to receive shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Common Stock, either immediately or upon the occurrence of a specified date or a specified event.

         "Current Warrant Price" shall mean, in respect of a share of Common Stock at any date herein specified, the price at which a share of Common Stock may be purchased pursuant to this Warrant on such date.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

         "Exercise Date" shall mean the date hereof.

         "Exercise Period" shall mean the period during which this Warrant is exercisable pursuant to Section 2.1.

         "Expiration Date" shall mean September 30, 1996 or such earlier date, if any, on which all or substantially all of the outstanding Common Stock is sold in one or a series of transactions.

         "Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock Outstanding at such date and all shares of Common Stock issuable in respect of this Warrant and all other options, warrants, Convertible Securities or other rights to purchase or receive Common Stock outstanding on such date.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as from time to time in effect.

         "GE Medical" shall mean General Electric Company, a New York corporation acting through GE Medical Systems.

         "Holder" shall mean the Person or Persons in whose name the Warrant set forth herein is registered on the books of the Company

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maintained for such purpose. In the event more than one Person is so registered,
"Holder" for purposes of consent, demand or other action allowed or required to be taken hereunder by the Holders of this Warrant, the word "Holder" shall refer to a simple majority in interest of such Persons.

         "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor corporation thereto.

         "Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held exclusively by or for the account solely of the Company or any wholly-owned subsidiary thereof (collectively, "Subsidiary-Held Shares"), and shall include all shares issuable in respect of any certificates representing fractional interests in shares of Common Stock. Subsidiary-Held Shares shall remain Subsidiary-Held Shares even if held in pledge as security unless and until such shares are foreclosed upon and record, beneficial or equitable ownership transferred.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "Preferred Stock" shall mean any class of the Company's stock having rights, preferences or privileges senior or prior in right to any other class.

         "Restricted Common Stock" shall mean shares of Common Stock which are, or which upon their issuance on the exercise of this Warrant would be, evidenced by a certificate bearing the restrictive legend set forth in Section 9.1(a).

         "Restructuring Agreement" shall mean that certain Agreement dated effective as of November 1, 1994, between the Company and General Electric Company, acting through GE Medical Systems which provides for restructuring of obligations of the Company and to which a form of this Warrant is attached as an exhibit.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Subsidiary" shall mean, with respect to any Person, any corporation of which an aggregate of more than 50 percent of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of

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whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person.

         "Subsidiary-Held Shares" shall have the meaning set forth above in the definition of "Outstanding."

         "Transfer" shall mean any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.

         "Transfer Notice" shall have the meaning set forth in Section 9.2.

         "Warrants" shall mean this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, this Warrant. All Warrants shall at all times be identical as to terms and conditions and date, except as to the percentage of Fully Diluted Outstanding Shares of Common Stock for which they may be exercised. Collectively, all unexercised Warrants shall be exercisable for the exact same number of shares as this Warrant would be exercisable in the event any such Transfer or division had not occurred. Exercise of any warrant shall not trigger any of the adjustments contemplated by
Section 4 of this Warrant.

         "Warrant Price" shall mean an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to
Section 2.1, multiplied by (ii) the Current Warrant Price as of the date of such exercise.

         "Warrant Stock" shall mean the shares of Common Stock purchased by the holders of the Warrants upon the exercise thereof.

2.       EXERCISE OF WARRANT

         2.1 Manner of Exercise. From and after the Exercise Date and until 5:00 p.m., California time, on the Expiration Date, the Holder may exercise the Warrant on Business Days, for all or any part of 127,147 shares (subject to adjustment as provided hereunder) of Common Stock then purchasable hereunder.

                 In order to exercise this Warrant, in whole or in part, Holder shall deliver to the Company at its principal office at Four Embarcadero Center, Suite 3620, San Francisco, California 94111 or at the office or agency designated by the Company pursuant to Section 12, (i) a written notice of Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased, (ii) payment of the Warrant Price in the manner specified below, and (iii) this Warrant. Such notice shall be substantially in the form of the subscription form

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appearing at the end of this Warrant as Exhibit A, duly executed by Holder or its agent or attorney. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within five Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to Holder a certificate or certificates representing the aggregate number of full shares of Outstanding shares of Common Stock issuable upon such exercise. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as such Holder shall request in the notice and shall be registered in the name of Holder or, subject to Section 9, such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the notice, together with the payment as set forth below, and this Warrant are received by the Company as described above and all taxes required to be paid by Holder, if any, pursuant to Section 2.2 prior to the issuance of such shares have been paid or agreed to be paid when finally determined.

                 Payment of the Warrant Price shall be made by check.

         2.2 Payment of Taxes. All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof, unless such tax or charge is imposed by law upon Holder, in which case such taxes or charges shall be paid by Holder. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Common Stock issuable upon exercise of this Warrant in any name other than that of Holder, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the satisfaction of the Company that no such tax or other charge is due.

         2.3 Fractional Shares. The Company shall not issue a fractional share of Common Stock upon exercise of this Warrant. A fractional share otherwise issuable shall be rounded up to the nearest whole share.

         2.4 Continued Validity. A holder of shares of Common Stock issued upon the exercise of this Warrant (other than a holder who acquires such shares after the same have been publicly sold pursuant to a Registration Statement under the Securities Act or sold pursuant to Rule 144 thereunder) shall continue to be entitled with respect to such shares to all rights to which it would have been entitled as Holder under Sections 9, 10, 13, and 16 of this

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Warrant. The Company shall, at the time of each exercise of this Warrant upon the request of the holder of the shares of Common Stock issued upon such exercise hereof, acknowledge in writing, in form reasonably satisfactory to such holder, its continuing obligation to afford to such holder all such rights; provided, however, that if such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such holder all such rights.

3.       TRANSFER, DIVISION AND COMBINATION

         3.1 Transfer. This Warrant shall be nontransferable other than to a division, subsidiary or affiliate of GE Medical except by merger of the Holder with another entity or otherwise as specifically contemplated in Section 9 hereof or by operation of law. Subject to compliance with Section 9, transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1 or the office or agency designated by the Company pursuant to Section 12, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall, subject to Section 9, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Section 9, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued. If requested by the Company, a new Holder shall acknowledge in writing, in form reasonably satisfactory to the Company, such Holder's continuing obligations under Section 9 of this Warrant.

         3.2 Division and Combination. Subject to Section 9, this Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section
3.1 and with Section 9, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

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         3.3 Expenses. The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this
Section 3.

         3.4 Maintenance of Books. The Company shall maintain, at its aforesaid office or agency, books for the registration, and the registration of transfer, of this Warrant.

4.       ADJUSTMENTS

         The number of shares of Common Stock for which this Warrant is exercisable, or the price at which such shares may be purchased upon exercise of this Warrant shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give each Holder notice of any event described below which requires an adjustment pursuant to this Section 4 at the time of such event.

         4.1 Stock Dividends, Subdivisions, Combinations and Reclassification. If at any time the Company shall with respect to its Common Stock or Convertible
Securities:

                 (a) pay a dividend or make distribution of Additional Shares of Common Stock or Convertible Securities other than convertible indebtedness or convertible Preferred Stock (in which event such Additional Shares of Common Stock issuable upon exchange or conversion shall be deemed distributed),

                 (b) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock,

                 (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or

                 (d) reclassify its Common Stock (other than a change in par value, or from par value to no par value) into shares of Common Stock and shares of any other class of stock; and, if the Outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the Outstanding shares of Common Stock within the meaning of this
         Section 4.1.,

then (i) the number of shares of Common Stock for which this Warrant is exercisable after the occurrence of any such event shall be equal to (A) the maximum number of shares of Common Stock underlying this Warrant prior to the occurrence of any such event, multiplied by (B) the number of Fully Diluted Outstanding shares of Common Stock after any such event, divided by the number of Fully Diluted Outstanding shares of Common Stock prior to any such event, and
(ii) the Current Warrant Price shall be adjusted to equal the Current Warrant Price multiplied (A) by the number of shares of

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Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment. Any increased number of shares of Common Stock subject to this Warrant resulting from application of the foregoing shall be allocated ratably among all shares of Common Stock subject to this Warrant prior to each such event and the shares (including the newly allocated shares) not subject to clause (i) of Section 2.1 shall remain subject to the conditions precedent to exercise described in clause (ii) of Section 2.1.

         4.2 Other Provisions Applicable to Adjustments under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock for which this Warrant is exercisable provided for in this Section 4:

                 (a) When Adjustments to Be Made. The adjustments required by this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                 (b) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

5.       NOTICES TO WARRANT HOLDERS

         5.1 Notice of Adjustments. Whenever the number of shares of Common Stock for which this Warrant is exercisable, or whenever the price at which a share of such Common Stock may be purchased upon exercise of this Warrant, shall be adjusted pursuant to Section 4, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 16.2. The Company shall keep at its office or agency designated pursuant to Section 12 copies of all such certificates and cause the same to be available for inspection at said office during normal business

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



hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

         5.2 Notice of Certain Corporate Action. The Holder shall be entitled to the same rights to receive notice of corporate action as any holder of Common Stock.

6.       NO IMPAIRMENT

         The Company shall not by any action including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value, if any, of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

         Upon the request of Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

7. RESERVATION AND AUTHORIZATION OF COMMON STOCK; REGISTRATION WITH OR APPROVAL OF ANY GOVERNMENTAL AUTHORITY

         From and after the Closing Date, the Company shall at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

         Before taking any action which would cause an adjustment reducing the Current Warrant Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Current Warrant Price.

         Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Current Warrant Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be reasonably necessary from any public regulatory body or bodies having jurisdiction thereof.

         If any shares of Common Stock required to be reserved for issuance upon exercise of warrants require registration or qualification with any governmental authority under any federal or state law (otherwise than as provided in Section
9) before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or qualified; provided that the provisions of Section 9 shall govern with respect to Company's obligation to effect the registration of its securities under the Securities Act.

8.       TAKING OF RECORD; STOCK AND WARRANT TRANSFER BOOKS

         In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

9.       RESTRICTIONS ON TRANSFERABILITY

         This Warrant shall not be transferable except to a division, subsidiary or affiliate of GE Medical or by merger of the Holder with another entity or otherwise by operation of law. Furthermore, this Warrant and the Warrant Stock shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in this Section 9, which conditions are intended to ensure compliance with the provisions of the Securities Act and state law, with respect to the Transfer of this Warrant or any Warrant Stock. Holder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 9. Furthermore, Holder, by acceptance of this Warrant and by acceptance and delivery of the Subscription Form in the form of Exhibit A hereto, represents and warrants to the Company for its reliance in connection with issuing this Warrant and the Warrant Stock, respectively, that (i) Holder is acquiring the Warrant, and if applicable, the Warrant Stock for

Holder's own account for investment and not for sale or other disposition thereof; (ii) Holder understands that such securities are not registered under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available; (iii) Holder, by reason of its business and financial experience has the capacity to protect its own interests in connection with purchase and transfer of such securities and is able to bear the economic risk thereof; and
(iv) the Company has made available to Holder all documents and information regarding an investment in such securities requested by or on behalf of Holder, including but not limited to all publicly available information on file with the Commission.

         9.1     Restrictive Legend.

                 (a) Except as otherwise provided in this Section 9, each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                             The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and are subject to the conditions specified in a certain Common Stock Purchase Warrant dated May 17, 1995, originally issued by American Shared Hospital Services. No transfer of the shares represented by this certificate shall be valid or effective until such conditions and any requirements of state law have been fulfilled. A copy of the form of said Warrant is on file with the Secretary of American Shared Hospital Services. The holder of this certificate, by acceptance of this certificate, agrees to be bound by the provisions of such Warrant.

                             b) Except as otherwise provided in this Section 9,
                    each Warrant shall be stamped or otherwise imprinted with a legend in substantially the following form:

                             This Common Stock Purchase Warrant and the securities for which it can be exercised have not been registered under the Securities Act of 1933, as amended, and may not be transferred in violation of such Act or state law, the rules and regulations thereunder or the transfer restrictions of this Warrant.

          9.2 Notice of Proposed Transfers. Prior to any Transfer or attempted Transfer of any Warrants or any shares of Warrant Stock, the holder of such Warrants or Warrant Stock shall give 10 days prior written notice (a "Transfer Notice") to the Company of such holder's intention to effect such Transfer, describing the manner and circumstances of the proposed Transfer, and shall obtain and deliver to the Company an opinion in form and substance reasonably satisfactory to the Company (addressed to the Company and upon which the Company may rely) from counsel to such holder who shall be reasonably satisfactory to the Company, that the proposed Transfer of such Warrants or such Warrant Stock may be effected without registration under the Securities Act and any applicable state securities laws. After receipt of the Transfer Notice and opinion, the Company shall, within five days thereof, so notify the holder of such Warrants or Warrant Stock and such holder shall thereupon be entitled to Transfer such Warrants or such Warrant Stock, in accordance with the terms of the Transfer Notice. Each certificate, if any, evidencing such shares of Warrant Stock issued upon such Transfer shall bear the restrictive legend set forth in Section 9.1(a), and each Warrant issued upon such Transfer shall bear the restrictive legend set forth in Section 9.1(b), unless in the opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act and any applicable state securities laws. The holder of the Warrants or the Warrant Stock, as the case may be, giving the Transfer Notice shall not be entitled to transfer and shall not transfer such Warrants or such Warrant Stock until (i) the Company receives a written statement of investment intent and sophistication from the proposed transferee of such Warrants or Warrant Stock in substance substantially similar to clauses (i), (ii) and (iii) of the final sentence of the first paragraph of Section 9 and (ii) such holder receives notice from the Company under this Section 9.2.

          9.3 Termination of Restrictions. Notwithstanding the foregoing provisions of Section 9, the restrictions imposed by this Section upon the transferability after the Exercise Date of the Warrants and the Warrant Stock and the legend requirements of Section 9.1 shall terminate as to any particular Warrant or share of Warrant Stock (i) when and so long as such security shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such legend is not required in order to ensure compliance with the Securities Act. Whenever after the Exercise Date the restrictions imposed by Section 9 shall terminate as to this Warrant, as hereinabove provided, the Holder hereof shall be entitled to receive from the Company, at the expense of the Company, a new Warrant bearing the following legend in place of the restrictive legend set forth hereon:

                           "THE RESTRICTIONS ON TRANSFERABILITY OF THE WITHIN WARRANT CONTAINED IN SECTION 9 HEREOF TERMINATED ON___________, ______, AND ARE OF NO FURTHER FORCE AND EFFECT."

All Warrants thereafter issued upon registration of transfer, division or combination of, or in substitution for, any Warrant or Warrants entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this Section shall terminate as to any share of Warrant Stock, as hereinabove provided, the holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate representing such Warrant Stock not bearing the restrictive legend set forth in Section 9.1(a).

10.       SUPPLYING INFORMATION

          The Company shall cooperate with each Holder of a Warrant and each holder of Warrant Stock in supplying such information as may be reasonably necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrant or Restricted Common Stock.

11.       LOSS OR MUTILATION

          Upon receipt by the Company from any Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to it (it being understood that the written agreement of GE Medical shall be sufficient indemnity) and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

12.       OFFICE OF THE COMPANY

         As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which shall initially be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. The Company shall notify Holder in writing prior to any change of the address of the office at which the Warrants may be presented.

13.       FINANCIAL AND BUSINESS INFORMATION

          13.1 Information. Except during any period when the Company is a Public Company (as hereinafter defined), it will deliver to each Holder, as soon as practicable after the end of each month, and in any event within 30 days thereafter, and after the end of each quarter and in any event within 45 days thereafter, one copy of an unaudited consolidated balance sheet, statement of income and statement of cash flow of the Company and its Subsidiaries for such period setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal years. Such financial statements shall be prepared by the Company in accordance with GAAP and shall be accompanied by the certification of the Company's chief executive officer or chief financial officer that such financial statements are complete and correct and present fairly the consolidated financial position, results of operations and cash flow of the Company and its Subsidiaries as at the end of such period and for such year-to-date period, as the case may be.

                    For purposes of this Section 13, the term "Public Company" shall mean a company (i) that is subject to the reporting requirements of
Section 15(d) of the Exchange Act, or (ii) any of whose securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

          13.2 Annual Information. Except during any period when the Company is a Public Company, it will deliver to each Holder as soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, one copy of:

                             (i) an audited consolidated balance sheet of the
                    Company and its Subsidiaries as at the end of such year, and

                             (ii) audited consolidated statements of income and
                    retained earnings and cash flow of the Company and its Subsidiaries for such year;

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year; all prepared in accordance with GAAP, and which audited financial statements shall be accompanied by (i) an opinion thereon of the independent certified public accountants regularly retained by the Company, or any other firm of independent certified public accountants of recognized national standing selected by the Company and (ii) a report of such independent certified public accountants confirming, or describing the agreed upon procedures applied to the Company's schedules computing, any adjustment, made pursuant to Section 4 during such year. Such report shall include a description of any errors determined by the accountants in the Company's schedules.

          13.3 Filings. The Company will file on or before the required date all required regular or periodic reports (pursuant to the Exchange Act) with the Commission and will deliver to Holder promptly upon their becoming available one copy of each report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any Registration Statement, prospectus or written communication (other than transmittal letters) pursuant to the Securities Act, filed by the Company with (i) the Commission or (ii) any securities exchange on which shares of Common Stock are listed (provided, however, that the Company may request filing extensions pursuant to Rule 12b-25 under the Securities and Exchange Act of 1934, as amended).

[14.      Intentionally Omitted.]

15.       LIMITATION OF LIABILITY

          No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of Holder hereof, shall give rise to any liability of such Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

16.       MISCELLANEOUS

          16.1 Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company shall operate as a waiver of such right or otherwise prejudice the Company's rights, powers or remedies. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice the Holder's rights, powers or remedies. If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

          16.2 Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Warrant shall be sufficiently given or made if in writing and either delivered (i) in person with receipt acknowledged, (ii) by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and that is confirmed by sending, no later than one Business Day following such transmission, a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid, or (iii) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    (a) If to any Holder or holder of Warrant Stock, at its last known address or facsimile transmission number appearing on the books of the Company maintained for such purpose.

                    (b)      If to the Company at:

                             American Shared Hospital Services
                             Four Embarcadero Center, Suite 3620
                             San Francisco, California  94111-4115
                             Attention:  Chief Executive Officer
                             (415) 788-5300

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged or sent by facsimile with receipt electronically confirmed during normal business hours of recipient, or three Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication.

          16.3 Remedies. Each holder of Warrant and Warrant Stock, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under Section 9 of this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of Section 9 of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

          16.4 Successors and Assigns. Subject to the provisions of Sections 3.1 and 9, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

          16.5 Amendment. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder, provided that no such Warrant may be modified or amended to reduce the number of shares of Common Stock for which such Warrant is exercisable or to increase the price at which such shares may be purchased upon exercise of such Warrant (before giving effect to any adjustment as provided therein) without the prior written consent of the Holder thereof.

          16.6 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

          16.7 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

         16.8 Governing Law; Service of Process. In all respects, including all matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of the Company's incorporation applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America. Service of process on the Company or Holder in any action arising out of or relating to this Agreement shall be effective if mailed to such party in accordance with the procedures and requirements set forth in Section 16.2.

          16.9 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE COMPANY AND HOLDER HEREOF WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANY AND HOLDER HEREOF DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY AND HOLDER HEREOF WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

                                     AMERICAN SHARED HOSPITAL SERVICES

                                     By:____________________________
                                     Name:  Ernest A. Bates, M.D.
                                     Title: Chief Executive Officer

Attest:

By:_______________________
Title:

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                 (To be executed only upon exercise of Warrant)

         The undersigned registered owner of the attached Warrant irrevocably exercises such Warrant for the purchase of ___________ shares of Common Stock of American Shared Hospital Services and herewith makes payment therefor, all at the price and on the terms and conditions specified in such Warrant and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to __________________________ whose address is________________
___________________ and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in such Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.
                                              __________________________________
                                              Name of Registered Owner)
                                              __________________________________
                                              (Signature of Registered Owner)
                                              __________________________________
                                              (Street Address)
                                              __________________________________
                                              (City)      (State) (Zip Code)

NOTICE: The signature on this subscription must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

                                    EXHIBIT B

                                 ASSIGNMENT FORM

         FOR VALUE RECEIVED the undersigned registered owner of the attached Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under such Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee               No. of Shares of
                                           Common Stock


and does hereby irrevocably constitute and appoint___________________ attorney-in-fact to register such transfer on the books of American Shared Hospital Services maintained for the purpose, with full power of substitution in the premises.

Dated:____________________        Print Name:______________________

                                  Signature:_______________________

                                  Witness:_________________________

NOTICE: The signature on this assignment must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.